Exhibit 10.10

NEWMIL BANK

SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT is entered into as of this 1st day of January, 2002, by and between NewMil Bank, a Connecticut-chartered, FDIC-insured savings bank with its main office in New Milford, Connecticut (the “Bank”), and Diane Farrell, Senior Vice President of NewMil Bank (the “Executive”).

WHEREAS, the Executive has contributed substantially to the success of the Bank and its parent corporation, NewMil Bancorp, Inc., and the Bank desires that the Executive continue in its employ,

WHEREAS, to encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive, payable out of the Bank’s general assets,

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in §18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. §1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1 “Accrual Balance” means the amount reflected in Schedule A, which is the amount required to be accrued by the Bank as required under generally accepted accounting principles to account for benefits that may become payable to the Executive under this Agreement.

1.2 “Change in Control” means if any one of the following events occurs:

(a) Merger: NewMil Bancorp, Inc. merges into or consolidates with another corporation, or merges another corporation into NewMil Bancorp, Inc., and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of NewMil Bancorp, Inc. immediately before the merger or consolidation. For purposes of this Agreement, the term person means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity,

(b) Acquisition of Significant Share Ownership: a report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of NewMil Bancorp, Inc.’s voting securities, but this clause (b) shall not apply to beneficial ownership of NewMil Bancorp, Inc. voting shares held in a fiduciary capacity by an entity of which NewMil Bancorp, Inc. directly or indirectly beneficially owns 50% or more of its outstanding voting securities,

(c) Change in Board Composition: during any period of two consecutive years, individuals who constitute NewMil Bancorp, Inc.’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of NewMil Bancorp, Inc.’s Board of Directors; provided, however, that — for purposes of this clause (c) — each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds ( 2/3) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

(d) Sale of Assets: NewMil Bancorp, Inc. sells to a third party all or substantially all of NewMil Bancorp, Inc.’s assets. For purposes of this Agreement, sale of substantially all of NewMil Bancorp, Inc.’s assets includes sale of the shares or assets of NewMil Bank.

1.3 “Disability” means the Executive suffers a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Bank of the carrier’s or Social Security Administration’s determination upon the request of the Bank.

1.4 “Early Retirement Age” [Intentionally Left Blank]

1.5 “Early Termination” means the Executive’s Termination of Employment with the Bank before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change in Control.

1.6 “Early Termination Date” means the month, day and year in which Early Termination occurs.

1.7 “Effective Date” means as of January 1, 2002.

1.8 “Good Reason” for purposes of this Agreement shall be defined as:

(a) a material reduction in Executive’s title or responsibilities;

(b) a reduction in base salary as in effect on the date of a Change in Control;

(c) relocation of the Bank’s principal executive offices, or requiring the Executive to change her principal work location, to any location that is more than 15 miles from the location of the Bank’s principal executive offices on the date of this Agreement;

(d) the adverse and substantial alteration in the nature and quality of the office space within which the Executive performs her duties, including the size and location thereof, as well as the secretarial and administrative support provided to the Executive;

(e) the failure by the Bank to continue to provide the Executive with compensation and benefits substantially similar to those provided to her under any of the employee benefit plans in which the Executive becomes a participant, or the taking of any action by the Bank which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by her at the time of the Change in Control; or

(f) the failure of the Bank to obtain a satisfactory agreement from any successor or assign of the Bank to assume and agree to perform this Agreement, as contemplated in Section 7.5 hereof.

1.9 “Normal Retirement Age” means the Executive’s 65th birthday.

1.10 “Normal Retirement Date” means the later of the Normal Retirement Age or the Executive’s Termination of Employment with the Bank.

1.11 “Person” means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

1.12 “Plan Year” means a twelve-month period commencing on January 1, and ending on the last day of December of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

1.13 “Termination for Cause” means the definition of termination for cause specified in any severance agreement existing on the date hereof or hereafter entered into between the Executive and NewMil Bancorp, Inc. If the Executive is not a party to a severance agreement containing a definition of termination for cause, Termination for Cause means the Bank has terminated the Executive’s employment for any of the following reasons:

(a)	Gross negligence or gross neglect of duties;

(b)	Commission of a felony or of a gross misdemeanor involving moral turpitude; or

(c)	Fraud, disloyalty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Bank. No act, or failure to act, on the Executive’s part shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that her action or failure to act was in the best interest of the Bank.

1.14 “Termination of Employment” with the Bank means that the Executive shall have ceased to be employed by the Bank for any reason whatsoever, excepting a leave of absence approved by the Bank. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of termination of the Executive’s employment, the Bank shall have the sole and absolute right to decide the dispute, unless a Change in Control shall have occurred.

ARTICLE 2

LIFETIME BENEFITS

2.1 Normal Retirement Benefit. Upon the Executive’s Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2.1 instead of any other benefit under this Agreement.

2.1.1 Amount	of Benefit. The annual benefit under this Section 2.1 is $25,000. The Bank’s Board of Directors may, in its sole discretion, increase the annual benefit under this Section 2.1.1, but any increase shall require recalculation of Schedule A. The benefits reflected in Schedule A are based on the assumption that the Executive retires at age 65. If the Executive instead continues to serve as an officer of the Bank after the Normal Retirement Age, the benefits reflected in Schedule A shall be recalculated annually until the Executive’s Normal Retirement Date, using the same discount rate reflected in Schedule A.

2.1.2	Payment of Benefit. Beginning with the month after the Executive’s Normal Retirement Date, the Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the first day of each month. The annual benefit shall be paid to the Executive for 15 years.

2.2 Early Termination Benefit. Upon Early Termination, the Bank shall pay to the Executive the benefit described in this Section 2.2 instead of any other benefit under this Agreement.

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately before the Early Termination Date (except during the first Plan Year, this benefit is the amount set forth for Plan Year 1). The Bank’s Board of Directors may, in its sole discretion, increase the annual benefit under this Section 2.2.1, but any increase shall require recalculation of Schedule A.

2.2.2 Payment	of Benefit. Beginning with the month after the Normal Retirement Age, the Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the first day of each month. The annual benefit shall be paid to the Executive for 15 years.

2.3 Disability Benefit. If the Executive terminates employment because of Disability before the Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3 instead of any other benefit under this Agreement.

2.3.1. Amount	of Benefit. The benefit under this Section 2.3 is the Disability Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately before the date on which termination of the Executive’s employment occurs (except during the first Plan Year, this benefit is the amount set forth for Plan Year 1). The Bank’s Board of Directors may, in its sole discretion, increase the annual benefit under this Section 2.3.1, but any increase shall require recalculation of Schedule A.

2.3.2	Payment of Benefit. Beginning with the month after the Normal Retirement Age, the Bank shall pay the Disability Annual Benefit amount to the Executive in 12 equal monthly installments on the first day of each month. The annual benefit shall be paid to the Executive for 15 years.

2.4 Change-in-Control Benefit. If the Executive’s employment with the Bank terminates involuntarily within 24 months after the first occurrence of a Change in Control or in the event the Executive terminates employment voluntarily for Good Reason within 24 months of such Change in Control, the Bank shall pay to the Executive the benefit described in this Section 2.4 instead of any other benefit under this Agreement. However, no benefits shall be payable under this Agreement if the Executive’s employment is terminated under Article 5 of this Agreement.

2.4.1	Amount of Benefit. For a Change in Control occurring from the Effective Date of this Agreement through April 7, 2017, the Change-in-Control Benefit is determined by taking the Executive’s Normal Retirement Age Accrual Balance ($226,141) and discounting that sum at a 4% discount rate. For example, assume that a Change in Control occurs on January 30, 2003 and the Executive is involuntarily terminated from employment with the Bank on that date. The Executive’s Change-in-Control Benefit would be determined by taking the $226,141 Accrual Balance that would exist at the Executive’s Normal Retirement Age and discounting that figure at a 4% discount rate, which produces a Change-in-Control Benefit of $122,999 payable no later than February 2, 2003.

2.4.2 Payment	of Benefit: The Bank shall pay the Change-in-Control benefit under Section 2.4 of this Agreement to the Executive in one lump sum within three days after the Executive’s Termination of Employment.

2.5 Petition for Payment of Vested Normal Retirement Benefit, Vested Early Termination Benefit or Vested Disability Benefit. To the extent the Executive is entitled to the normal retirement benefit provided by Section 2.1, the Early Termination benefit provided by Section 2.2, or the Disability benefit provided by Section 2.3, the Executive may petition the Board of Directors to have the Accrual Balance amount corresponding to that particular benefit paid to the Executive in a single lump sum after (i) deduction of any normal retirement benefits, Early Termination benefits or Disability benefits already paid and (ii) addition of interest at the rate of 7.5% on the Accrual Balance not yet paid for the period from Termination of Employment to payment of the lump sum amount. The Board of Directors shall have sole and absolute discretion about whether to pay the remaining Accrual Balance in a lump sum. If payment of the remaining Accrual Balance is paid in a single lump sum, the Bank shall have no further obligations under this Agreement.

2.6 Change-in-Control Payout of Vested Normal Retirement Benefit, Vested Early Termination Benefit or Vested Disability Benefit Being Paid to the Executive at the Time of a Change in Control. If a Change in Control occurs at any time during the entire 15-year salary continuation benefit payment period and if at the time of that Change in Control the Executive is receiving the benefit provided by Section 2.1.2, Section 2.2.2 or Section 2.3.2, the Bank shall pay the remaining salary continuation benefits to the Executive, her beneficiaries, or estate in a lump sum within three days after the Change in Control. The lump-sum payment due to the Executive, her beneficiaries or estate as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to that particular benefit then being paid to the Executive, her estate or beneficiaries pursuant to Section 2.1.2, Section 2.2.2 or Section 2.3.2 after (i) deduction of any normal retirement benefits, Early Termination benefits or Disability benefits already paid and (ii) addition of interest at the rate of 7.5% on the Accrual Balance not yet paid for the period from Termination of Employment to payment of the lump sum amount.

2.7 Contradiction in Terms of Agreement and Schedule A. If there is a contradiction in the terms of this Agreement and the Schedule A attached hereto with the actual amount of a particular benefit amount due the Executive pursuant to Section 2.2, 2.3, or 2.4 hereof, then the actual amount of said benefit set forth in the Agreement shall control.

ARTICLE 3

DEATH BENEFITS

3.1 Death During Active Service. Except as provided in Section 5.2, if the Executive dies in active service to the Bank before Normal Retirement Age, instead of any benefit payable under this Agreement the Bank shall pay to the Executive’s beneficiary(ies) the benefit described in the Split Dollar Agreement and Endorsement attached to this Agreement as Addendum A.

3.2 Death During Benefit Period. If the Executive dies after benefit payments under Article 2 of this Agreement have commenced but before receiving all such payments, the Bank shall pay the remaining benefits to the Executive’s beneficiary(ies) at the same time and in the same amounts they would have been paid to the Executive had the Executive survived. In that case, no death benefit shall be payable under this Article 3.

3.3 Death After Termination of Employment But Before Benefit Payments Commence. If the Executive is entitled to benefit payments under Article 2 but dies before payments commence, the benefits shall be payable to the Executive’s beneficiary(ies), but payments shall commence on the first day of the month after the date of the Executive’s death. Payments shall be made in the same amounts they would have been paid to the Executive had the Executive survived.

3.4 Petition for Benefit Payments. To the extent that the Executive dies before receiving any or all benefit payments to which she is entitled under Section 2.1, Section 2.2, or Section 2.3, respectively, the Executive’s beneficiary(ies) or estate may petition the Board of Directors to have the Accrual Balance corresponding to that particular benefit paid to the Executive’s beneficiary(ies) or estate in a single lump sum after (i) deduction of any normal retirement benefits, Early Termination benefits or Disability benefits already paid and (ii) addition of interest at the rate of 7.5% on the Accrual Balance not yet paid for the period from the Executive’s Termination of Employment to payment of the lump sum amount. The Board of Directors shall have sole and absolute discretion about whether to pay the remaining Accrual Balance in a lump sum. If payment of the remaining Accrual Balance is paid in a single lump sum, the Bank shall have no further obligations under this Agreement.

3.5 Change-in-Control Payout of Vested Normal Retirement Benefit, Vested Early Termination Benefit or Vested Disability Benefit Being Paid to the Executive’s Estate or Beneficiaries at the Time of a Change in Control. If a Change in Control occurs at any time during the entire 15-year salary continuation benefit payment period and if at the time of that Change in Control the Executive’s estate or beneficiaries is receiving the benefit provided by Section 2.1.2, Section 2.2.2 or Section 2.3.2, the Bank shall pay the remaining salary continuation benefits to the Executive’s beneficiaries or estate in a lump sum within three days after the Change in Control. The lump-sum payment due to the Executive’s beneficiaries or estate as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to that particular benefit then being paid to the Executive’s estate or beneficiaries pursuant to Section 2.1.2, Section 2.2.2 or Section 2.3.2 after (i) deduction of any normal retirement benefits, Early Termination benefits or Disability benefits already paid and (ii) addition of interest at the rate of 7.5% on the Accrual Balance not yet paid for the period from Termination of Employment to payment of the lump sum amount.

ARTICLE 4

BENEFICIARIES

4.1 Beneficiary Designations. The Executive shall designate a beneficiary or beneficiaries by filing a written designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will be effective only if signed by the Executive and accepted by the Bank during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Bank may require such proof of incapacity, minority or guardianship as the Bank deems appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for such benefit.

ARTICLE 5

GENERAL LIMITATIONS

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if Termination of Employment is due to the Executive’s actions resulting in Termination for Cause.

5.2 Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Bank shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on any application or resume provided to the Bank, or on any application for any benefits provided by the Bank to the Executive.

5.3 Removal. If the Executive is removed from office or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

5.4 Insolvency. If the Commissioner of the Connecticut Department of Banking appoints the Federal Deposit Insurance Corporation as receiver for the Bank under General Statutes of Connecticut §36a-220, all obligations under this Agreement shall terminate as of the date of the Bank’s declared insolvency.

ARTICLE 6

CLAIMS AND REVIEW PROCEDURES

6.1 Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

6.1.2	Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90- day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.1.3 Notice	of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.1.3.1 The	specific reasons for the denial,

6.1.3.2 A	reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3 A	description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4 An	explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

6.1.3.5 A	statement of the claimant’s right to bring a civil action under ERISA (Employees Retirement Income Security Act) Section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

6.2.1	Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

6.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3	Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4	Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.2.5 Notice	of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.2.5.1 The	specific reasons for the denial,

6.2.5.2 A	reference to the specific provisions of the Agreement on which the denial is based,

6.2.5.3 A	statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4 A	statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 7

MISCELLANEOUS

7.1 Amendments and Termination. This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.

7.2 Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

7.3 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

7.4 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.5 Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred. The Bank’s failure to obtain such an assumption agreement before the succession becomes effective shall be considered a breach of this Agreement and shall entitle the Executive to the Change-in-Control benefit provided in Section 2.4.

7.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.7 Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to the principles of conflict of laws of such state.

7.8 Unfunded Arrangement. The Executive and her beneficiary(ies) are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and beneficiary(ies) have no preferred or secured claim.

7.9 Administration. The Bank shall have the powers that are necessary to administer this Agreement, including but not limited to the power to:

(a)	interpret the provisions of the Agreement,

(b)	establish and revise the method of accounting for the Agreement,

(c)	maintain a record of benefit payments, and

(d)	establish rules and prescribe forms necessary or desirable to administer the Agreement.

7.10 Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

7.11 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the remainder of such provision, not held so invalid, and the remainder of such provision, together with all other provisions of this Agreement shall, to the full extent consistent with the law, continue in full force and effect.

7.12 Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.13 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

(a)	If to the Bank, to: Board of Directors NewMil Bank 19 Main Street P.O. Box 600 New Milford, Connecticut 06776-0600

(b)	If to the Executive, to: Diane Farrell P.O. Box 3726 Woodbridge, CT 06525-0726

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement as of the day and year first written above.

THE EXECUTIVE:	THE BANK: NEWMIL BANK

/s/ DIANE FARRELL	By:	/s/ FRANCIS J. WIATR

Diane Farrell	Its:	President & CEO

BENEFICIARY DESIGNATION

NEWMIL BANK

SALARY CONTINUATION AGREEMENT

Diane Farrell

I designate the following as beneficiary of any death benefits under this Salary Continuation Agreement:

Primary:

Contingent:

Note:	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:	/s/ DIANE FARRELL

Diane Farrell

Date:	June 14, 2002

Accepted by the Bank this 14 day of June, 2002.

By:	/s/ FRANCIS J. WIATR

Title:	President & CEO

SCHEDULE A

NEWMIL BANK

SALARY CONTINUATION AGREEMENT

DIANE FARRELL

Plan year	Plan year ending December 31	Executive’s Age at Plan Year End	Accrual balance @ 7.5%(1)	Early Termination vesting schedule (2)	Vested accrual balance	Early Termination Annual Benefit payable at Normal Retirement Age (3)	Disability Annual Benefit payable at Normal Retirement Age	Change-in- Control Benefit payable in a lump sum (4)
1	2002	49	$7,361	100%	$7,361	$2,561	$2,561	$122,590
2	2003	50	$15,294	100%	$15,294	$4,937	$4,937	$127,584
3	2004	51	$23,842	100%	$23,842	$7,142	$7,142	$132,782
4	2005	52	$33,054	100%	$33,054	$9,189	$9,189	$138,192
5	2006	53	$42,981	100%	$42,981	$11,088	$11,088	$143,822
6	2007	54	$53,679	100%	$53,679	$12,850	$12,850	$149,682
7	2008	55	$65,207	100%	$65,207	$14,485	$14,485	$155,780
8	2009	56	$77,631	100%	$77,631	$16,002	$16,002	$162,127
9	2010	57	$91,018	100%	$91,018	$17,410	$17,410	$168,732
10	2011	58	$105,445	100%	$105,445	$18,717	$18,717	$175,607
11	2012	59	$120,992	100%	$120,992	$19,929	$19,929	$182,761
12	2013	60	$137,746	100%	$137,746	$21,055	$21,055	$190,207
13	2014	61	$155,801	100%	$155,801	$22,099	$22,099	$197,956
14	2015	62	$175,258	100%	$175,258	$23,068	$23,068	$206,022
15	2016	63	$196,224	100%	$196,224	$23,967	$23,967	$214,415
16	2017	64	$218,819	100%	$218,819	$24,801	$24,801	$223,151
17	2018	65	$220,556(5)	100%	$220,556	$25,000	$25,000	(5)
18	2019	66	$211,639	N/A	$211,639	N/A	N/A
19	2020	67	$202,030	N/A	$202,030	N/A	N/A
20	2021	68	$191,675	N/A	$191,675	N/A	N/A
21	2022	69	$180,516	N/A	$180,516	N/A	N/A
22	2023	70	$168,490	N/A	$168,490	N/A	N/A
23	2024	71	$155,532	N/A	$155,532	N/A	N/A
24	2025	72	$141,567	N/A	$141,567	N/A	N/A
25	2026	73	$126,517	N/A	$126,517	N/A	N/A
26	2027	74	$110,300	N/A	$110,300	N/A	N/A
27	2028	75	$92,824	N/A	$92,824	N/A	N/A
28	2029	76	$73,991	N/A	$73,991	N/A	N/A
29	2030	77	$53,695	N/A	$53,695	N/A	N/A
30	2031	78	$31,825	N/A	$31,825	N/A	N/A
31	2032	79	$8,256	N/A	$8,256	N/A	N/A
32	2033	80	$0	N/A	$0	N/A	N/A

(1)	The Accrual balance reflects payment at the beginning of each month during retirement.

(2)	Participant is 100% vested in the accrued liability balance.

(3)	Benefit is based on present value of the annual payment stream beginning at age 65 of the current vested accrual balance using a standard discount rate (7.5%).

(4)	The “Change-in-Control Benefit” is determined pursuant to Section 2.4.1 of the Salary Continuation Agreement. The numbers shown in this column reflect the Change-in-Control Benefit due the Executive if the Executive’s Termination of Employment occurred at the Plan Year end indicated following a Change in Control. The numbers shown as of the Plan Year end indicated are derived pursuant to the calculation methodology specified in Section 2.4.1 of the Salary Continuation Agreement. For calculation of the Change-in-Control Benefit due the Executive at any time other than Plan Year end, this benefit would be determined pursuant to Section 2.4 and Section 2.4.1 as of the date on which the Executive’s Termination of Employment occurs following a Change in Control.

(5)	Projected retirement occurs April 8, 2018, with the first normal monthly retirement benefit commencing May 2018. The accrual balance at the end of April, 2018 will be $226,141.

N/A means not applicable.

ADDENDUM A

NEWMIL BANK

SPLIT DOLLAR AGREEMENT

THIS SPLIT DOLLAR AGREEMENT is entered into as of this 1st day of January, 2002, by and between NewMil Bank, a Connecticut-chartered, FDIC-insured savings bank with its main office in New Milford, Connecticut (the “Bank”) and Diane Farrell, its Senior Vice President of NewMil Bank (the “Executive”). This Split Dollar Agreement shall append the Split Dollar Endorsement entered into on even date herewith, or as subsequently amended, by and between the aforementioned parties.

To encourage the Executive to remain an employee of the Bank, the Bank is willing to divide the death proceeds of a life insurance policy on the Executive’s life to be effective until the Executive’s Normal Retirement Age of 65. The Bank will pay life insurance premiums from its general assets.

ARTICLE 1

GENERAL DEFINITIONS

Capitalized terms not otherwise defined in this Split Dollar Agreement are used herein as defined in the Salary Continuation Agreement of even date herewith. The following terms shall have the meanings specified:

“Insurer” means Massachusetts Mutual Life Insurance Company.

“Policy” means insurance policy no. 0046723 issued by the Insurer.

“Insured” means the Executive.

ARTICLE 2

POLICY OWNERSHIP/INTERESTS

2.1 Bank Ownership. The Bank is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of any death proceeds remaining after the Executive’s interest has been paid under Section 2.2 of this Split Dollar Agreement.

2.2 Executive’s Interest. The Executive shall have the right to designate the beneficiary(ies) of death proceeds in the amount of $226,141. The Executive shall also have the right to elect and change settlement options specified in the Policy that may be permitted. However, the Executive, the Executive’s transferee or the Executive’s beneficiary(ies) shall have no rights or interests in the Policy for that portion of the death proceeds designated in this Section 2.2 if the Executive is not in the full-time employment of the Bank at the time of death, except for reason of a leave of absence approved by the Bank.

2.3 Option to Purchase. The Bank shall not sell, surrender or transfer ownership of the Policy while this Split Dollar Agreement is in effect without first giving the Executive or the Executive’s transferee a right of first refusal to purchase the Policy for the Policy’s interpolated terminal reserve value. The right of first refusal to purchase the Policy must be exercised within 60 days from the date the Bank gives written notice of the Bank’s intention to sell, surrender or transfer ownership of the Policy. This provision shall not impair the right of the Bank to terminate this Split Dollar Agreement.

2.4 Comparable Coverage. Upon execution of this Agreement, the Bank shall maintain the Policy in full force and effect, and the Bank shall not amend, terminate or otherwise abrogate the Executive’s interest in the Policy unless the Bank (a) replaces the Policy with a comparable insurance policy to cover the benefit provided under this Split Dollar Agreement and (b) executes a new Split Dollar Agreement and Endorsement for the comparable insurance policy. The Policy or any comparable policy shall be subject to the claims of the Bank’s creditors.

ARTICLE 3

PREMIUMS

3.1 Premium Payment. The Bank shall pay any premiums due on the Policy.

3.2 Imputed Income. The Bank shall impute income to the Executive in an amount equal to (a) the current term rate for the Executive’s age, multiplied by (b) the net death benefit payable to the Executive’s beneficiary(ies). The “current term rate” is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

ARTICLE 4

ASSIGNMENT

The Executive may assign without consideration all interests in the Policy and in this Split Dollar Agreement to any person, entity or trust. If the Executive transfers all of the Executive’s interest in the Policy, then all of the Executive’s interest in the Policy and in the Split Dollar Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder, and the Executive shall have no further interest in the Policy or in this Split Dollar Agreement.

ARTICLE 5

INSURER

The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Split Dollar Agreement.

ARTICLE 6

CLAIMS PROCEDURE

6.1 Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

6.1.2	Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.1.3	Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.1.3.1	The specific reasons for the denial,

6.1.3.2	A reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

6.1.3.5	A statement of the claimant’s right to bring a civil action under ERISA (Employees Retirement Income Security Act) Section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

6.2.1	Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

6.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3	Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4	Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.2.5	Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.2.5.1	The specific reason for the denial,

6.2.5.2	A reference to the specific provisions of the Agreement on which the denial is based,

6.2.5.3	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 7

AMENDMENTS AND TERMINATION

This Split Dollar Agreement may be amended or terminated only by a writing signed by the Bank and the Executive. However, unless otherwise agreed to by the Bank and the Executive, this Split Dollar Agreement will automatically terminate upon the Executive’s 65th birthday.

ARTICLE 8

MISCELLANEOUS

8.1 Binding Effect. This Split Dollar Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

8.2 No Guarantee of Employment. This Split Dollar Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3 Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Split Dollar Agreement in the same manner and to the same extent that the Bank would be required to perform this Split Dollar Agreement if no succession had occurred. The Bank’s failure to obtain such an assumption agreement before succession becomes effective shall be considered a breach of the Split Dollar Agreement and shall entitle the Executive to the Change-in-Control Benefits payable under Section 2.4 of the Salary Continuation Agreement between the Bank and the Executive of even date herewith.

8.4 Applicable Law. The Split Dollar Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Connecticut, except to the extent preempted by the laws of the United States of America.

8.5 Entire Agreement. This Split Dollar Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter hereof. No rights are granted to the Executive under this Split Dollar Agreement other than those specifically set forth herein.

8.6 Administration. The Bank shall have powers which are necessary to administer this Split Dollar Agreement, including but not limited to the power to:

(a)	interpret the provisions of the Split Dollar Agreement,

(b)	establish and revise the method of accounting for the Split Dollar Agreement,

(c)	maintain a record of benefit payments, and

(d)	establish rules and prescribe forms necessary or desirable to administer the Split Dollar Agreement.

8.7 Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under this Split Dollar Agreement. The Bank may delegate to others certain aspects of management and operational responsibilities, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

8.8 Severability. If for any reason any provision of this Split Dollar Agreement is held invalid, such invalidity shall not affect any other provision of this Split Dollar Agreement not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Split Dollar Agreement shall be held invalid in part, such invalidity shall in no way affect the remainder of such provision, not held so invalid, and the remainder of such provision, together with all other provisions of this Split Dollar Agreement shall, to the full extent consistent with the law, continue in full force and effect.

8.9 Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Split Dollar Agreement.

8.10 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

(a)	If to the Bank, to:

Board of Directors

NewMil Bank

19 Main Street

P.O. Box 600

New Milford, Connecticut 06776-0600

(b)	If to the Executive, to:

Diane Farrell

P.O. Box 3726

Woodbridge, CT 06525-0726

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

IN WITNESS WHEREOF, the Bank and the Executive have signed this Split Dollar Agreement as of the date and year first written above.

THE EXECUTIVE:	THE BANK: NEWMIL BANK

/s/ DIANE FARRELL	By:	/s/ FRANCIS J. WIATR

Diane Farrell	Its:	President & CEO

SPLIT DOLLAR POLICY ENDORSEMENT

NEWMIL BANK

SPLIT DOLLAR AGREEMENT

Policy No. 0046723	Insured: Diane Farrell

Supplementing and amending the application for insurance to Massachusetts Mutual Life Insurance Company (“Insurer”) on December 19, 2001 (the application date), the applicant requests and directs that:

BENEFICIARIES

1. NewMil Bank, located in New Milford, Connecticut (the “Bank”), shall be the beneficiary of any death proceeds remaining after the Insured’s interest has been paid under paragraph (2) below.

2. The Insured or the Insured’s transferee shall designate the beneficiary(ies) of death proceeds in the amount of $226,141, subject to the provisions of paragraph (5) below.

OWNERSHIP

3. The Owner of the Policy shall be the Bank. The Owner shall have all ownership rights in the Policy except as may be specifically granted to the Insured or the Insured’s transferee in paragraph (4) of this endorsement.

4. The Insured or the Insured’s transferee shall have the right to assign his or her rights and interests in the Policy with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement, and to exercise all settlement options with respect to such death proceeds.

5. Notwithstanding the provisions of paragraph (4) above, the Insured, the Insured’s transferee or the Insured’s beneficiary(ies) shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement if the Insured is not in the full-time employment of the Bank at the time of death, except for reason of a leave of absence approved by the Bank.

MODIFICATION OF ASSIGNMENT PROVISIONS OF THE POLICY

6. Upon the death of the Insured, the interest of any collateral assignee of the Owner of the Policy designated in (3) above shall be limited to the portion of the proceeds described in paragraph (1) above.

OWNER’S AUTHORITY

7. The Insurer is hereby authorized to recognize the Owner’s claim to rights hereunder without investigating the reason for any action taken by the Owner, including the Owner’s statement of the amount of premiums the Owner has paid on the Policy. The signature of the Owner shall be sufficient for the exercise of any rights under this Endorsement and the receipt of the Owner for any sums received by it shall be a full discharge and release therefore to the Insurer. The Insurer may rely on a sworn statement in form satisfactory to it furnished by the Owner, its successors or assigns, as to their interest and any payments made pursuant to such statement shall discharge the Bank accordingly.

8. Any transferee’s rights shall be subject to this Endorsement.

9. The Owner accepts and agrees to this split dollar endorsement.

10. The undersigned is signing in a representative capacity and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.

Signed at New Milford, Connecticut, this      day of January, 2002.

NEWMIL BANK

By:	/s/ FRANCIS J. WIATR

Its:	President & CEO

The Insured accepts and agrees to the foregoing and, subject to the rights of the Owner as stated above, designates                                                                                   , (relationship:                                              ) as primary beneficiary(s) and                                                                                       , (relationship:                                              ) as secondary beneficiary of the portion of the proceeds described in (2) above.

Signed at New Milford, Connecticut, this 2nd day of January, 2002.

THE INSURED

/s/ DIANE FARRELL

Diane Farrell